   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1999



                                                      REGISTRATION NO. 333-87019

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          SILICON ENTERTAINMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7999                          77-0389433
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION NUMBER)            IDENTIFICATION NO.)

                              210 HACIENDA AVENUE
                           CAMPBELL, CALIFORNIA 95008
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 DAVID S. MORSE
                           CHAIRMAN, CEO & PRESIDENT
                              210 HACIENDA AVENUE
                           CAMPBELL, CALIFORNIA 95008
                                 (408) 364-6710
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                   COPIES TO:

            JAMES M. KOSHLAND, ESQ.                            NORA L. GIBSON, ESQ.
             KIRK O. WILLIAMS, ESQ.                         RICHARD R. PLUMRIDGE, ESQ.
             NICOLE D. ALSTON, ESQ.                            JOHN E. HAYES, ESQ.
        GRAY CARY WARE & FREIDENRICH LLP                 BROBECK, PHLEGER & HARRISON LLP
              400 HAMILTON AVENUE                         SPEAR STREET TOWER, ONE MARKET
       PALO ALTO, CALIFORNIA, 94301-1825                 SAN FRANCISCO, CALIFORNIA 94105
                 (650) 833-2000                                   (415) 442-0900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES                 PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
TO BE REGISTERED                                       OFFERING PRICE(1)               REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)...............            $46,000,000                        $12,788
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

(2) A fee of $12,788 was previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     The purpose of this Amendment No. 1 is solely to file certain exhibits to the Registration Statement as set forth below in Item 16(a) of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market fee.

Registration fee............................................  $   12,788
NASD filing fee.............................................       5,100
Nasdaq National Market fee..................................
Blue sky qualification fees and expenses....................
Printing and engraving expenses.............................     200,000
Legal fees and expenses.....................................     300,000
Accounting fees and expenses................................     200,000
Transfer agent and registrar fees...........................
Miscellaneous...............................................
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and By-laws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and executive officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or willful misconduct).

     These indemnification provisions and the indemnification agreements entered into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1996, we sold and issued the following unregistered securities:

          1. From inception through August 1, 1999, we granted stock options to purchase an aggregate of 2,588,141 shares of our common stock at an average weighted exercise price of approximately $1.90 per share to employees, consultants, directors and other service providers pursuant to our 1996 Stock Option Plan, 1997 Nonstatutory Stock Option Plan, and 1998 Executive Stock Option Plan.

          2. From inception through August 1, 1999, we issued and sold an aggregate of 1,078,368 shares of our common stock to employees, consultants, directors and other service providers for aggregate consideration of approximately $2,050,085 pursuant to exercise of options granted under our 1996 Stock Option Plan, 1997 Nonstatutory Stock Option Plan, and 1998 Executive Stock Option Plan. Of the $2,050,085 consideration, $382,000 was received in the form of promissory notes and $1,558 was received in the form of prior services rendered.

          3. From January 5, 1996 through May 16, 1996, in connection with the issuance of promissory notes, we issued warrants to certain of our existing private investors to purchase an aggregate of 106,667 shares of our common stock at an exercise price of $1.50 per share.

          4. On February 7, 1996, we sold 1,633,334 shares of Series A Preferred Stock for $0.60 per share to a private investor for an aggregate purchase price of $980,000.10.

          5. On October 15, 1996, in connection with an equipment lease line, we issued a warrant to Phoenix Leasing Incorporated to purchase 26,667 shares of our Series B Preferred Stock at an exercise price of $1.50 per share.

          6. From May 16, 1996 through May 12, 1997, we issued and sold an aggregate of 2,769,016 shares of Series B Preferred Stock for $1.50 per share to a group of private investors for an approximate aggregate purchase price of $4,153,524.

          7. From March 27, 1997 through November 19, 1997, we issued warrants to certain of our existing private investors to purchase an aggregate of 232,584 shares of our Series C Preferred Stock at an exercise price of $6.00 per share.

          8. On August 14, 1997, in connection with a strategic partnership and license transaction, we issued a warrant to one of our strategic partners to purchase 50,000 shares of our Series C Preferred Stock at an exercise price of $6.00 per share.

          9. On August 18, 1997, in connection with a strategic partnership and licensing agreement, we issued an option to one of our strategic partners to purchase 20,000 shares of our common stock at $0.15 per share.

          10. From December 1997 through July 1999, we issued and sold an aggregate of 3,485,446 shares of Series C Preferred Stock for $6.00 per share to a group of private investors for an aggregate purchase price of $20,912,676. SG Cowen Securities Corporation acted as a broker in this transaction.

          11. On April 23, 1998, in connection with a strategic partnership transaction, we issued a warrant to John Force to purchase 7,500 shares of our Series C Preferred Stock at an exercise price of $6.00 per share.

          12. On May 17, 1998, in connection with a strategic partnership transaction, we issued a warrant to Simon Investors to purchase 25,000 shares of our Series C Preferred Stock at an exercise price of $6.00 per share.

          13. On July 1, 1998, in connection with a strategic partnership transaction, we issued a warrant to Action Performance Companies to purchase 20,000 shares of our Series C Preferred Stock at an exercise price of $6.00 per share.

          14. On July 1, 1998, in connection with an equipment lease line, we issued a warrant to Phoenix Growth Capital Corporation to purchase 13,334 shares of our Series C Preferred Stock at an exercise price of $6.00 per share.

          15. From February 2, 1999 through June 18, 1999, we granted 2,413 shares of our common stock to our employees pursuant to our 1999 Employee Stock Bonus Plan. Of these shares, 1,525 shares have been exercised.

          16. From January 22, 1999 through July 1, 1999, we issued warrants to certain of our existing private investors to purchase an aggregate of 131,000 shares of our common stock at an exercise price of $6.00 per share.

          17. On June 17, 1999, we issued a warrant to LINC to purchase 3,224 shares of our Series C Preferred Stock in connection with a capital equipment lease agreement.

          18. On July 1, 1999, we issued a warrant to Pentech Financial Services, Inc. to purchase 20,000 shares of our Series C Preferred Stock at $6.00 per share in connection with a capital equipment lease agreement.

          19. On June 30, 1999, we issued a secured subordinated convertible note to each of Galladio Holding B.V., Wagenaarkwartier's-Gravenhage B.V. and Van der Lee Partnership in the principal amount of $2,260,000, $2,260,000 and $1,130,000, respectively.

          20. On February 2, 1999, we issued an option to purchase 100,000 shares of our common stock at $1.00 per share to one of our strategic partners in connection with a strategic partnership and license agreement.

          21. On April 23, 1998, August 11, 1998 and June 17, 1999, we issued 1,817, 3,421 and 4,420 shares, respectively, of our common stock at $0.50, $1.00 and $6.00 per share, respectively, to Michael DiLorenzo in connection with consultant stock purchase agreements.

          22. On June 17, 1999, we issued 4,000 and 1,000 shares of our common stock at $6.00 per share to Nagle & Ferri, L.L.C. and Michael Nichols, respectively, in connection with a consultant stock purchase agreement.

          23. On February 2, 1999 and April 7, 1999, we issued an aggregate of 3,393 shares of our common stock at $1.00 per share to Madeline Canepa in connection with a consultant common stock purchase agreement.

     There were no underwriters employed in connection with any of the transactions set forth in Item 15.

     The issuances described in Items 15.3 through 15.14 and 15.16 through 15.23 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In addition, the issuances described in Item 15.1, 15.2 and
15.15 were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


  EXHIBIT
   NUMBER                      DESCRIPTION OF DOCUMENT
  -------                      -----------------------
   * 1.1     Form of Underwriting Agreement.
   * 3.1     Restated Certificate of Incorporation of the Registrant.
   * 3.2     Amended and Restated Bylaws of the Registrant.
  ** 4.1     Third Amended and Restated Rights Agreement, dated as of
             December 31, 1998, as amended to date.
   * 4.2     Specimen Common Stock Certificate.
   * 5.1     Opinion of Gray Cary Ware & Freidenrich LLP.
   *10.1     Form of Indemnification Agreement for directors and
             executive officers.
  **10.2     1996 Stock Option Plan and forms of Incentive Stock Option
             Agreement and Nonstatutory Stock Option Agreement
             thereunder.
  **10.3     1997 Nonstatutory Stock Option Plan and form of Nonstatutory
             Stock Option Agreement thereunder.
  **10.4     1998 Executive Stock Option Plan and forms of Incentive
             Stock Option Agreement and Nonstatutory Stock Option
             Agreement thereunder.

  EXHIBIT
   NUMBER                      DESCRIPTION OF DOCUMENT
  -------                      -----------------------
  **10.5     Stock Bonus Plan and form of Stock Bonus Agreement
             thereunder.
   *10.6     1999 Employee Stock Purchase Plan and form of subscription agreement thereunder.
  **10.7+    License Agreement by and between National Association for
             Stock Car Auto Racing, Inc. and the Registrant, dated August
             18, 1997, as amended.
    10.8+    The Registrant and Action Performance Companies, Inc.
             Terms -- Strategic Partnership, dated April 20, 1998.
    10.9+    Letter Agreement with Simon Investors, LLC, dated May 17,
             1998.
    10.10+   Industrial Complex Lease (California) between MP Hacienda,
             Inc. and the Registrant, dated as of April 30, 1998.
    10.11+   Dallas Galleria Lease between Dallas Galleria Limited as
             "Landlord" and the Registrant, as "Tenant" d/b/a/ Nascar
             Silicon Motor Speedway, dated as of May 22, 1998, as
             amended.
    10.12+   Lease by and between Mall of America Company, a Minnesota
             General Partnership, and the Registrant, dated as of August
             12, 1997.
    10.13+   Irvine Retail Properties Company Retail Space Lease, dated as of April 22, 1998.
    10.14+   The Palisades Center Shopping Center Lease, dated as of July
             27, 1998.
    10.15+   Lease, the Registrant, Tenant, "NASCAR Silicon Motor
             Speedway," Trade Name, Woodfield Mall, dated as of December
             18, 1997.
    10.16+   Lease, the Registrant, Tenant, NASCAR Silicon Motor Speedway
             and/or Silicon Motor Speedway, Trade Name, Concord Mills,
             dated as of June 30, 1999.
    10.17+   Lease, the Registrant, Tenant, NASCAR Silicon Motor Speedway
             and/or Silicon Motor Speedway, Trade Name, Katy Mills, dated as of March 17, 1999.
    10.18+   Universal Studios CityWalk Hollywood Lease between Universal
             Studios CityWalk Hollywood, a division of Universal Studios,
             Inc. as Landlord and the Registrant, executed as of July 20,
             1999.
    10.19+   Standard Shopping Center Lease, dated as of August 12, 1999
             (Walden Galleria, Buffalo, New York).
    10.20+   Standard Shopping Center Lease, dated as of August 12, 1999
             (Crossgates Mall, Albany, New York).
    10.21+   Retail Lease Agreement between Peabody Place Centre, L.P., a
             Tennessee limited partnership and the Registrant dated as of
             May 24, 1999.
    10.22+   Standard Shopping Center letter, dated as of August 18, 1999
             (Carousel Center, Syracuse, New York).
    10.23+   Lease, the Registrant, Tenant, NASCAR Silicon Motor Speedway
             and/or Silicon Motor Speedway, Trade Name, Opry Mills, dated as of August 23, 1999.
  **23.1     Consent of PricewaterhouseCoopers LLP, Independent Public
             Accountants.
   *23.2     Consent of Gray Cary Ware & Freidenrich LLP (included in
             Exhibit 5.1).
  **24.1     Power of Attorney.
   *27.1     Financial Data Schedule.


-------------------------
 * To be filed by amendment.


** Previously filed with Registrant's Registration Statement on Form S-1 (File
   No. 333-87019) on September 13, 1999.



 + Confidential treatment has been requested for portions of this exhibit.


(b) FINANCIAL STATEMENT SCHEDULES.

     No schedules have been filed because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, employee or agent of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, employee or agent in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, County of Santa Clara, State of California, on the 23rd day of September, 1999.


                                          SILICON ENTERTAINMENT, INC.

                                          By:      /s/ DAVID S. MORSE
                                            ------------------------------------
                                              David S. Morse
                                              Chairman of the Board,
                                              Chief Executive Officer and
                                              President


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----

/s/ DAVID S. MORSE                                Chairman of the Board, Chief      September 23,
---------------------------------------------    Executive Officer and President    1999
David S. Morse

/s/ ROSS C. MULHOLLAND*                         Vice President Finance and Chief    September 23,
---------------------------------------------           Financial Officer           1999
Ross C. Mulholland

/s/ WILLIAM HART*                                           Director                September 23,
---------------------------------------------                                       1999
William Hart

/s/ ROBERT H. MANSCHOT*                                     Director                September 23,
---------------------------------------------                                       1999
Robert H. Manschot

/s/ CHRISTOPHER S. BESING*                                  Director                September 23,
---------------------------------------------                                       1999
Christopher S. Besing

/s/ ROBERT V. CHEADLE*                                      Director                September 23,
---------------------------------------------                                       1999
Robert V. Cheadle

* By: /s/ DAVID S. MORSE
--------------------------------------------
     David S. Morse
     Attorney-in-Fact

                               INDEX TO EXHIBITS


  EXHIBIT
   NUMBER                       DESCRIPTION OF DOCUMENT
  -------                       -----------------------
   * 1.1      Form of Underwriting Agreement.
   * 3.1      Restated Certificate of Incorporation of the Registrant.
   * 3.2      Amended and Restated Bylaws of the Registrant.
  ** 4.1      Third Amended and Restated Rights Agreement, dated as of
              December 31, 1998, as amended to date.
   * 4.2      Specimen Common Stock Certificate.
   * 5.1      Opinion of Gray Cary Ware & Freidenrich LLP.
   *10.1      Form of Indemnification Agreement for directors and
              executive officers.
  **10.2      1996 Stock Option Plan and forms of Incentive Stock Option
              Agreement and Nonstatutory Stock Option Agreement
              thereunder.
  **10.3      1997 Nonstatutory Stock Option Plan and form of Nonstatutory
              Stock Option Agreement thereunder.
  **10.4      1998 Executive Stock Option Plan and forms of Incentive
              Stock Option Agreement and Nonstatutory Stock Option
              Agreement thereunder.
  **10.5      Stock Bonus Plan and form of Stock Bonus Agreement
              thereunder.
   *10.6      1999 Employee Stock Purchase Plan and form of subscription agreement thereunder.
  **10.7+     License Agreement by and between National Association for
              Stock Car Auto Racing, Inc. and the Registrant, dated August
              18, 1997, as amended.
    10.8+     The Registrant and Action Performance Companies, Inc. Terms
              -- Strategic Partnership, dated April 20, 1998.
    10.9+     Letter Agreement with Simon Investors, LLC, dated May 17,
              1998.
    10.10+    Industrial Complex Lease (California) between MP Hacienda,
              Inc. and the Registrant, dated as of April 30, 1998.
    10.11+    Dallas Galleria Lease between Dallas Galleria Limited as
              "Landlord" and the Registrant, as "Tenant" d/b/a/ Nascar
              Silicon Motor Speedway, dated as of May 22, 1998, as
              amended.
    10.12+    Lease by and between Mall of America Company, a Minnesota
              General Partnership, and the Registrant, dated as of August
              12, 1997.
    10.13+    Irvine Retail Properties Company Retail Space Lease, dated as of April 22, 1998.
    10.14+    The Palisades Center Shopping Center Lease, dated as of July
              27, 1998.
    10.15+    Lease, the Registrant, Tenant, "NASCAR Silicon Motor
              Speedway," Trade Name, Woodfield Mall, dated as of December
              18, 1997.
    10.16+    Lease, the Registrant, Tenant, NASCAR Silicon Motor Speedway
              and/or Silicon Motor Speedway, Trade Name, Concord Mills,
              dated as of June 30, 1999.
    10.17+    Lease, the Registrant, Tenant, NASCAR Silicon Motor Speedway
              and/or Silicon Motor Speedway, Trade Name, Katy Mills, dated as of March 17, 1999.
    10.18+    Universal Studios CityWalk Hollywood Lease between Universal
              Studios CityWalk Hollywood, a division of Universal Studios,
              Inc. as Landlord and the Registrant, executed as of July 20,
              1999.
    10.19+    Standard Shopping Center Lease, dated as of August 12, 1999
              (Walden Galleria, Buffalo, New York).
    10.20+    Standard Shopping Center Lease, dated as of August 12, 1999
              (Crossgates Mall, Albany, New York).
    10.21+    Retail Lease Agreement between Peabody Place Centre, L.P., a
              Tennessee limited partnership and the Registrant dated as of
              May 24, 1999.
    10.22+    Standard Shopping Center letter, dated as of August 18, 1999
              (Carousel Center, Syracuse, New York).

  EXHIBIT
   NUMBER                       DESCRIPTION OF DOCUMENT
  -------                       -----------------------
    10.23+    Lease, the Registrant, Tenant, NASCAR Silicon Motor Speedway
              and/or Silicon Motor Speedway, Trade Name, Opry Mills, dated as of August 23, 1999.
  **23.1      Consent of PricewaterhouseCoopers LLP, Independent Public
              Accountants.
   *23.2      Consent of Gray Cary Ware & Freidenrich LLP (included in
              Exhibit 5.1).
  **24.1      Power of Attorney.
   *27.1      Financial Data Schedule.


-------------------------
 * To be filed by amendment.


** Previously filed with Registrant's Registration Statement on Form S-1 (File
   No. 333-87019) on September 13, 1999.



 + Confidential treatment has been requested for portions of this exhibit.